UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2009

ALDILA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21872	13-3645590
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14145 Danielson St., Ste. B, Poway, California		92064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 513-1801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 — Costs Associated with Exit or Disposal Activities

On August 21, 2009, Aldila, Inc. (the “Company”) filed a Form 8-K reporting it had announced plans to close its Tijuana, Mexico production facility.  At that time the Company was unable to make a good faith determination of the estimated amount of the costs it expected to incur in connection with this closure.

The Company has now determined the estimated total amount of the costs it has or will incur in connection with this closure.  As reflected in the financial results for the three-month period ended September 30, 2009, publicly released by the Company in its Form 10-Q on November 16, 2009, the total estimated cost is $212,000.  Of this amount, approximately $110,000 is for one-time employee termination costs, including estimated severance payments required under Mexican labor law, calculated based upon the estimated date of employment termination, and related income taxes. An additional $68,000 is for contract termination costs relating to the remaining lease payments under the Company’s operating lease for the Mexican building. Other costs include approximately $27,000 incurred for the disposition of machinery and equipment in Mexico and $7,000 in costs to relocate other machinery and equipment from Mexico to the United States.  In addition to these plant closure expenses, the Company has previously announced it accrued a tax charge of approximately $744,000 in the period ended September 30, 2009 for payment of United States income taxes on earnings which will be repatriated from Mexico in connection with this plant closure.  These earnings have not previously been subject to United States income taxes.

The Company does not anticipate additional material costs relating to this plant closure in future periods.

Production at the Company’s Tijuana, Mexico facility ceased on or about August 20, 2009. The Company anticipates vacating the premises on or before January 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2009	Aldila, Inc.

/s/ Scott M. Bier
Scott M. Bier
Chief Financial Officer and Vice President